Exhibit 99.4.4

December 9, 2022

Beneficient

325 N. Saint Paul Street, Suite 4850

Dallas, Texas 75201

Consent to Reference in Proxy Statement/Prospectus

Beneficient (including any successor thereto, the “Company”) is filing a Registration Statement on Form S-4 with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”). In connection therewith, I hereby consent, pursuant to Rule 438 of the Securities Act, to the reference to me in the proxy statement/prospectus included in such Registration Statement as a nominee of the board of directors of the Company, such service to commence upon the effective time of the business combination transaction described in the proxy statement/prospectus.

Sincerely,

/s/ Richard W. Fisher
Richard W. Fisher